EXHIBIT 99.1

CONTACT:

Felicia Vonella

Acorda Therapeutics, Inc.

(914) 326-5146

fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Submits New Drug Application to U.S. Food and Drug Administration for

INBRIJATM (CVT-301, Levodopa Inhalation Powder)

ARDSLEY, NY – June 29, 2017 – Acorda Therapeutics, Inc. (NASDAQ: ACOR) has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for INBRIJATM (CVT-301, levodopa inhalation powder). Acorda is developing INBRIJA as a treatment for symptoms of OFF periods in people with Parkinson’s taking a carbidopa / levodopa regimen. OFF periods refer to the re-emergence of Parkinson’s symptoms. The trade name for CVT-301, INBRIJA, has been conditionally accepted by the FDA.

The NDA was submitted as a 505(b)(2) application. Based on current guidelines, the Company anticipates the FDA to inform Acorda by the end of September if the submission has been deemed complete and permits a full review.

“There is a tremendous need for new treatment options for OFF periods, which are regularly cited by people with Parkinson’s as one of the most problematic aspects of their disease,” said Burkhard Blank, M.D., Chief Medical Officer of Acorda. “On behalf of the Parkinson’s community, we are pleased to submit this promising therapy for FDA review.”

The NDA for INBRIJA includes data from a Phase 3 safety and efficacy study (SPAN-PD), as well as results from two ongoing long-term safety studies in people with Parkinson’s. Findings from these studies support the filing of INBRIJA for use on an as needed basis to address symptoms of OFF periods. Data from the SPAN-PD trial were presented as a late-breaking poster at the International Congress of Parkinson’s Disease and Movement Disorders (MDS) in June 2017.

The Company plans to file a Marketing Authorization Application (MAA) in Europe for CVT-301 by the end of 2017.

About Parkinson’s disease and OFF periods

Approximately one million people in the U.S. and 1.2 million Europeans are diagnosed with Parkinson’s disease (PD); OFF periods are experienced by approximately 350,000 in the U.S. and 420,000 in Europe.

Parkinson’s is a progressive neurodegenerative disorder resulting from the gradual loss of certain neurons responsible for producing dopamine. It causes a range of symptoms including impaired movement, muscle stiffness and tremors. As PD progresses, people with Parkinson’s experience OFF periods, which are characterized by the re-emergence of PD symptoms. This re-emergence can occur even when an individual’s treatment regimen has been optimized.

OFF periods can be very disruptive to the lives of people with Parkinson’s, their families and caregivers. OFF periods can increase in frequency and severity during the course of the disease.

About INBRIJATM (levodopa inhalation powder) and ARCUS®

INBRIJA (CVT-301) is a self-administered, orally inhaled levodopa (L-dopa) therapy in development for the treatment of symptoms of OFF periods in people with Parkinson’s disease taking a carbidopa / levodopa regimen. The proprietary name INBRIJA has been conditionally accepted by the U.S. Food and Drug Administration (FDA).

INBRIJA utilizes Acorda’s investigational ARCUS® platform for inhaled therapeutics. INBRIJA was designed to deliver a precise dose of a dry powder formulation of L-dopa to the lung. Oral medication can be associated with variable onset of action, as the medicine is absorbed through the gastrointestinal (digestive) tract before reaching the brain. Inhaled treatments enter the body through the lungs and reach the brain, bypassing the digestive system.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biopharmaceutical company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg. For more information, please visit the Company’s website at: www.acorda.com.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the recently announced court decision in our litigation against filers of Abbreviated New Drug Applications (each, an “ANDA”) to market generic versions of Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including INBRIJA (CVT-301, levodopa inhalation powder), or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market INBRIJA, any other products under development, or the products that we acquired with the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.